Filed Pursuant to Rule 424(B)(2)
Registration No. 333-135813

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 17, 2006)

General Electric Capital Corporation

$1,000,000,000
Variable Denomination Floating
Rate Demand Notes
GE Interest Plus for Businesses

The GE Interest Plus for Businesses Notes (the “Notes”) are designed to provide you with a convenient means of investing funds directly with General Electric Capital Corporation (“GE Capital”). The Notes pay a floating rate of interest which will vary as determined by the GE Interest Plus Committee. The initial interest rate applicable to the Notes and all subsequent changes to the initial interest rate will be disclosed in pricing supplements filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933.

An investment in the Notes involves risks. See “Risk Factors” on Page 1 of the accompanying prospectus. In addition, you should carefully consider the following risk factors, as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement.

•	We reserve the right to modify, withdraw, or cancel the offer made by this prospectus supplement, the accompanying prospectus and any applicable pricing supplement at any time.

•	The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The Notes are not a brokerage account with GE Capital Markets, Inc. or any other broker/dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investors Protection Act of 1970.

•	The Notes are not a money market fund, in which investors purchase an equity interest in a diversified fund consisting of investments in short term debt securities of many companies, and are not subject to the requirements of the Investment Company Act of 1940 (including diversification of investments) or the Employee Retirement Income Security Act of 1974, as amended.

•	All investments in the Notes are senior, unsecured obligations of GE Capital and are not obligations of or guaranteed by General Electric Company, the Agent Bank or any other company. It is possible to lose money if GE Capital is unable to pay its debts.

•	The floating interest rate on investments in the Notes may not provide a basis for comparison with other investments which use a different method of calculating a variable yield or which pay a fixed yield for a stated period of time. The all-in return may also vary between this and other investments based on the frequency of reinvestment of interest earned. See “The GE Interest Plus For Businesses Notes — Interest” below for a detailed description of how interest is calculated and paid.

•	The Notes are not listed on any securities exchange and there is no secondary market for the Notes.

For information regarding the GE Interest Plus for Businesses Notes, please call 1-888-674-4138 or access our website at www.geinterestplus.com/businesses.

Please read this prospectus supplement, the accompanying prospectus and any applicable pricing supplement hereto carefully and retain for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

The Notes are offered through GE Capital Markets, Inc., as agent.

Prospectus Supplement dated November 24, 2008.

SUMMARY

Issuer	General Electric Capital Corporation

Principal Executive Offices of GE Capital	3135 Easton Turnpike, Fairfield, CT 06828-0001 (Telephone: (203) 373-2211)

Title	Variable Denomination Floating Rate Demand Notes

Amount	Up to $1,000,000,000 aggregate initial offering price

Agent Bank	The Huntington National Bank

Servicing Agent	Open Solutions, Inc.

Investment Options	• Quick Invest — see page S-8

• Check Mailed to Agent Bank — see page S-8

• Wire Transfer — see page S-8

Redemption Options	• Quick Redemption — see page S-8

• Written Redemption — see page S-9

• Wire Redemption — see page S-9

Status	The Notes are unsecured and rank equally and ratably with all other unsecured and unsubordinated indebtedness of GE Capital. GE Capital had outstanding approximately $512 billion in senior, unsecured debt obligations as of September 30, 2008, that rank equally with the Notes. GE Capital has not issued any secured debt or securities that have priority over the Notes.

Interest	The Notes pay a floating rate of interest, which will vary as determined by the GE Interest Plus Committee. The initial interest rate applicable to the Notes and all subsequent changes to the initial interest rate will be disclosed in pricing supplements filed with the Securities and Exchange Commission.

Principal	The principal amount of your Notes is equal to the total amount of your investments plus accrued and reinvested interest, less fees, if any, and your redemptions.

Fees	Fees are assessed only for wire redemptions, investment checks returned for insufficient funds and for other unusual services.

Redemption at Option of GE Capital	The Notes are redeemable by GE Capital at any time — see page S-9.

Form of Notes	The Notes are offered by prospectus only to businesses whose registered addresses are in the United States. The Notes are in uncertificated form.

Taxation	Interest earned on Notes is subject to taxation regardless of whether such interest is reinvested. Backup withholding and information reporting may apply to certain persons — see page 6 of the accompanying prospectus.

Trustee	The Bank of New York, as successor trustee, under an Indenture dated as of January 25, 2001.

You should rely only on the information provided in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement or incorporated by reference. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any applicable pricing supplement is accurate as of any date other than their respective dates.

References in this prospectus supplement to “GE Capital”, “we”, “us” and “our” are to General Electric Capital Corporation.

THE COMPANY

General Electric Capital Corporation (GE Capital or GECC) was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. All of our outstanding common stock is owned by General Electric Capital Services, Inc. (GE Capital Services or GECS), formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly-owned by General Electric Company (GE Company or GE). Financing and services offered by GE Capital are diversified, a significant change from the original business of GE Capital, which was, financing distribution and sale of consumer and other GE products. Currently, GE manufactures few of the products financed by GE Capital.

We operate in five segments described below. These operations are subject to a variety of regulations in their respective jurisdictions. Our services are offered primarily in North America, Europe and Asia.

Our principal executive offices are located at 3135 Easton Turnpike, Fairfield, CT, 06828-0001. At December 31, 2007, our employment totaled approximately 80,500.

Operating Segments

GE, the ultimate parent company of GE Capital, reorganized its businesses effective July 25, 2008 into five operating segments. GE believes that this new organizational structure simplifies the company and aligns businesses for growth and efficiency. As of July 25, 2008, the five operating segments are as follows:

•	GE Technology Infrastructure — the combination of GE’s previous Healthcare segment, the Aviation and Transportation businesses of GE’s previous GE Infrastructure segment and the Enterprise Solutions business of GE’s previous Industrial Products segment.

•	GE Energy Infrastructure − the combination of GE’s Energy (including GE’s motors business which was previously reported in GE’s Industrial Products segment), Oil & Gas and Water & Process Technologies business of our previous GE Infrastructure segment.

•	GE Capital Finance — the combination of the previous GE Commercial Finance and GE Money segments and the Aviation Financial Services, Transportation Finance and Energy Financial Services businesses of the previous GE Infrastructure segment.

•	GE NBC Universal — unchanged.

•	GE Consumer & Industrial — the GE Consumer & Industrial business (excluding the motors business) of GE’s previous Industrial Products segment.

As a result of our ultimate parent’s reorganization, our chief executive officer also reorganized GECC businesses into five operating segments based upon how our management allocates resources and assesses performance as follows:

•	Commercial Lending and Leasing (CLL) — our previous GE Commercial Finance segment less our Real Estate business.

•	Real Estate — unchanged, previously reported in our GE Commercial Finance segment.

•	GE Money — unchanged.

•	GECAS — the combination of Aviation Financial Services and Transportation Finance, previously reported in the GE Infrastructure segment.

•	Energy Financial Services — previously reported in the GE Infrastructure segment.

During the fourth quarter of 2007, we transferred the Equipment Services business from our previous GE Industrial Products segment to the CLL segment, where a portion of the business is reported in Capital Solutions.

Indebtedness

At September 30, 2008, the Company had outstanding indebtedness totaling $531.747 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2008, excluding subordinated notes payable after one year, was equal to $521.192 billion.

Consolidated Ratio of Earnings to Fixed Charges

Year Ended December 31,					Nine Months Ended
2003	2004	2005	2006	2007	September 30, 2008

1.73	1.83	1.67	1.63	1.56	1.37

For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

THE GE INTEREST PLUS FOR BUSINESSES NOTES

Interest

The Notes will have no stated maturity and will earn interest at floating rates, to be determined by the GE Interest Plus Committee. Interest on the Notes will accrue daily. The rate of interest paid for any period on the Notes is not an indication or representation of future rates. Accrued interest will be credited and automatically reinvested in additional Notes monthly and will begin to accrue interest on the first day following the date of such reinvestment.

Fees

There are no maintenance fees, no sales loads, and no charges for investing or for ongoing management. There are fees for wire redemptions, investment checks drawing funds from a bank account returned for insufficient funds, and other unusual services, which will be directly debited from the aggregate principal amount of your Notes.

Investor Statements

You will receive regular statements (via mail or electronically) showing a summary of all of your transactions in the Notes, interest earned, the principal amount of Notes held by you at the open and close of the period, and other important information.

Agent Bank and Servicing Agent

We have engaged Open Solutions, Inc. to perform recordkeeping, investor servicing and other services in connection with the Notes. We refer to Open Solutions, Inc. as the “Servicing Agent” in this prospectus supplement. We have also engaged The Huntington National Bank to process funds receipts and disbursements and related services. We refer to Huntington National Bank as the “Agent Bank” in this prospectus supplement. For these services, we pay the Agent Bank and the Servicing Agent an administrative fee.

How to Invest

To invest in the Notes, complete an application and make an initial investment in one of three ways. 1. By Quick Invest: Indicate on the application that you will be electronically transferring funds from your linked bank checking account and initiate the transaction after we confirm that your account is open. 2. By Check: Your check must be drawn from the business checking account you link to your GE Interest Plus For Businesses investment. 3. By Wire: Indicate on the application that you will be wiring funds from your business checking account you link to your GE Interest Plus For Business investment once your account is established and we confirm that your account is open. Cash, money orders, traveler’s checks, starter checks, cashier’s checks, credit card checks, foreign checks and third party checks are not acceptable. Currently, the minimum initial investment is $500. If the principal amount of your Notes falls below these minimum investment levels or we do not receive your initial investment within 60 days of your account opening, we reserve the right to redeem your

Notes and return the proceeds to you, or deduct a monthly maintenance fee from the principal amount of your Notes.

After your initial investment in the Notes, you may invest in additional Notes at any time, without charge, by any of the following methods:

BY QUICK INVEST.  If you have completed the procedures for the “Quick Invest” service, you may instruct the Servicing Agent by telephone or the Account Access website at any time during regular business hours to withdraw any amount of funds (minimum $25) from your pre-designated bank checking account and invest the funds in additional Notes through an electronic automated clearinghouse (ACH) transfer. To set up “Quick Invest,” you must have provided us with a voided blank check to verify your checking account. Your investment will be made and interest will begin to accrue on the same day your money is transferred. Investments made by ACH cannot be redeemed until the later of (1) three business days after the electronic transfer is first completed or (2) when the electronic transfer clears.

BY CHECK MAILED TO AGENT BANK.  Mail your investment to: GE Interest Plus For Businesses, P.O. Box 6293, Indianapolis, Indiana 46206-6293. Checks should be made payable to “GE Interest Plus For Businesses” or the accountholder’s name. Your investment will be made and interest will begin to accrue on the first business day that the Agent Bank’s processing unit receives your check provided that the check is received prior to 3:00 p.m. Eastern Time. Investments made by check cannot be redeemed until the later of (1) twelve business days after the check is first invested in the Notes or (2) when the check clears.

BY WIRE TRANSFER.  Wire funds from your linked bank checking account to GE Interest Plus for Businesses, The Huntington National Bank, Indianapolis, IN, ABA No. 274070442. Include your name and account number in the wire instruction. Your investment will be made and you will begin earning interest on the same business day the wire is received provided that the funds have been received by 2:30 p.m. Eastern Time. Investments made by wire transfer can be redeemed one business day after the date of credit.

All investments must be made in U.S. dollars drawn on a U.S. bank located in the U.S.

For purposes of investments in the Notes, a “business day” is a day on which both the Agent Bank and the Federal Reserve Bank of Chicago are fully open for business.

How To Redeem

You may redeem any part of your Notes at any time as described below. Interest on redeemed investments will accrue to, but not including, the date of redemption. You may redeem all of your Notes only by use of the written redemption option described below.

QUICK REDEMPTION.  If you indicated on your application, or by subsequent written request, that you wish to participate in the “Quick Redemption” service, you may instruct the Servicing Agent, through the automated telephone line or through our Account Access website, to redeem your Notes (minimum of $25) and have the proceeds transferred to your pre-designated bank checking account through an electronic automated clearinghouse (ACH) transfer. To use this option you must have provided us with a voided blank check to verify your checking account. After you enter your Quick Redemption transaction into our automated phone system or Account Access website, you will be provided with the date that the redemption proceeds will be transferred. Interest will accrue on your Notes to, but not including, the business day on which the redemption proceeds are transferred.

WRITTEN REDEMPTION.  You may redeem any part of or all of your Notes by written request, including the signature(s) of individual(s) who have been authorized to act on behalf of your business. A check, payable to the registered owner(s), for the requested amount (or in an amount equal to the principal amount of your Notes if you are redeeming all of your Notes) will be mailed to the registered noteholder’s address.

WIRE REDEMPTION.  You can redeem any part of your Notes, subject to a $2,500 minimum, by wire transfer if you have pre-authorized the wire redemption option. Wire redemption proceeds can only be wired to the U.S. bank account you have designated on your application. To change this designation, a written request signed by authorized individual(s) must be submitted to the Agent Bank. Funds will be wired on the same business day as the receipt of your wire redemption request, provided that your request is received by the Agent Bank by 12:00 noon Eastern Time. Wire redemption requests received after 12:00 noon Eastern Time on any business day will be processed on the next business day. If your designated bank is not a member of the Federal Reserve system, there may be a delay in wiring funds. Each wire transfer will incur a processing charge of $15 from the Agent Bank, and may also incur an additional charge from your bank or financial institution. The Agent Bank’s records of the wire instructions are binding.

Optional Redemption by GE Capital

We may redeem, at any time at our option, all or any part of the Notes. Any partial redemption of Notes will be effected by lot, or pro rata, or by any other method that is deemed fair and appropriate by the trustee for the Notes, except that we may redeem all of the Notes not meeting guidelines established from time to time by the GE Interest Plus Committee. We will give at least 30 days prior written notice to you if we decide to redeem your Notes. The Notes (or portion thereof) being so redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption, will be paid by check to the registered holder of the Notes, less any tax withholding, if applicable. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption.

PLAN OF DISTRIBUTION

The Notes are offered in the United States only, on a continuing basis through GE Capital Markets, Inc., a wholly owned subsidiary of GE Capital, acting as agent. No commissions will be paid to such agent for any sales of the Notes. We will pay the agent’s expenses incurred in connection with the offering of the Notes. GE Capital Markets, Inc. may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification. We also may from time to time designate other agents through whom Notes may be offered.

The Notes are being offered only to businesses whose registered addresses are in the United States. If at any time your registered address is outside of the United States, we may redeem all of your Notes. See above “The GE Interest Plus for Businesses Notes — Optional Redemption By GE Capital.” We reserve the right to withdraw, cancel or modify the offer to sell Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

PROSPECTUS

General Electric Capital Corporation

Variable Denomination Floating
Rate Demand Notes

General Electric Capital Corporation may offer from time to time Variable Denomination Floating Rate Demand Notes (the “Notes”).

We will provide specific terms of these securities in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly to purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005 (which description is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Get More Information On GE Capital” below.

References in this prospectus to “GE Capital”, “we”, “us” and “our” are to General Electric Capital Corporation.

The date of this prospectus is July 17, 2006.

WHERE YOU CAN GET MORE INFORMATION ON GE CAPITAL

GE Capital files annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information on us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

(i) GE Capital’s Annual Report on Form 10-K for the year ended December 31, 2005; and

(ii) GE Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

You may request a copy of these filings at no cost. Requests should be directed to David P. Russell, Senior Counsel, Corporate Treasury and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

THE COMPANY

General Electric Capital Corporation was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. All of our outstanding common stock is owned by General Electric Capital Services, Inc., formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company (“GE Company”). Financing and services offered by us are diversified, a significant change from the original business of GE Capital, which was financing distribution and sale of consumer and other GE Company products. Currently, GE Company manufactures few of the products financed by us.

We operate in four of GE Company’s operating segments: GE Commercial Finance, GE Consumer Finance, GE Industrial and GE Infrastructure. These operations are subject to a variety of regulations in their respective jurisdictions.

Our services are offered primarily within North America, Europe and Asia. GE Capital’s principal executive offices are at 260 Long Ridge Road, Stamford, Connecticut 06927-1600 (telephone number (203) 357-4000). At December 31, 2005, our employment totaled approximately 77,500.

Consolidated Ratio of Earnings to Fixed Charges

					Three Months
	Year Ended December 31,				Ended
2001	2002	2003	2004	2005	March 31, 2006

1.56	1.62	1.71	1.82	1.66	1.63

Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

					Three Months
	Year Ended December 31,				Ended
2001	2002	2003	2004	2005	March 31, 2006

1.55	1.61	1.71	1.81	1.66	1.63

For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

USE OF PROCEEDS

The net proceeds from the sale of the Notes will be added to the general funds of GE Capital and will be available for financing our operations.

CERTAIN TERMS OF THE NOTES

Indenture

The Notes are issued under an Amended and Restated Indenture dated as of January 25, 2001, between GE Capital and JPMorgan Chase Bank, N.A. The statements under this heading are subject to the detailed provisions of the Indenture, a copy of which is an exhibit to the Registration Statements filed with the SEC covering the offering of Notes. Wherever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

Agent Bank and Servicing Agent

We have engaged Union Federal Bank of Indianapolis to process funds receipts and disbursements and related services. We refer to Union Federal Bank of Indianapolis as the “Agent Bank” in this prospectus. We have also engaged Open Solutions, Inc. to perform recordkeeping, investor servicing and other services in connection with the Notes. We refer to Open Solutions, Inc. as the “Servicing Agent” in this prospectus. For these services, we pay the Agent Bank and the Servicing Agent an administrative fee.

General

The Notes are issuable in any amount and will mature on demand by you. GE Interest Plus and GE Interest Plus For Businesses constitute the same series of debt securities for all purposes of the Indenture. The Notes are unsecured and rank equally and ratably with all other unsecured and unsubordinated indebtedness of GE Capital. GE Capital has outstanding approximately $343 billion in senior, unsecured debt obligations as of March 31, 2006, that rank equally with the Notes. GE Capital has not issued any secured debt or securities that have priority over the Notes. Neither the Indenture, nor any other instrument to which GE Capital is a party, limits the principal amount of the Notes or any other indebtedness of GE Capital that may be issued. The Notes will not be subject to any sinking fund. The Notes will be issued in uncertificated form and you will not receive any certificate or other instrument evidencing the Notes other than the confirmation of your initial investment and periodic statements sent to you. All funds invested in Notes, together with interest accrued thereon, and redemptions, if any, will be recorded on a register maintained by the Servicing Agent.

Modification of the Indenture

The Indenture permits us and the trustee for the Notes, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes at the time outstanding:

•	to add any provisions to or change in any manner or eliminate any of the provisions of the Indenture, or

•	to modify in any manner the rights of the holders of Notes.

However, the Indenture provides that, unless each holder agrees, we cannot:

•	change the character of the Notes from being payable upon demand,

•	reduce the principal amount of any Note, or

•	reduce the 66 2/3 percentage of the aggregate principal amount of Notes needed to make any addition or modification.

Events of Default

An event of default with respect to the Notes is defined in the Indenture as being:

•	default for 20 days in payment of any principal or interest on any Note which is not due to administrative error. An administrative error shall not be considered an event of default unless such error shall have continued uncorrected for a period of 30 days after written notice to the Agent Bank and the trustee for the Notes (with a copy to GE Capital). The trustee for the Notes will be the sole judge of whether an administrative error has been corrected;

•	default for 60 days after written notice to GE Capital in the performance of any other covenant with respect to the Notes; or

•	certain events of bankruptcy, insolvency or reorganization.

Each year, the Indenture requires us to file with the trustee for the Notes a written statement as to the presence or absence of certain defaults under the Indenture. The trustee for the Notes shall, within 90 days after the occurrence of a default in respect of the Notes, give to the holders thereof notice of all uncured and unwaived defaults known to it (the term default to mean the events specified above without grace periods). The trustee for the Notes shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes except in the case of default in the payment of principal or interest on any of the Notes. The Indenture provides that during the continuance of an event of default, either the trustee for the Notes or the holders of 25% in aggregate principal amount of the outstanding Notes may declare the principal of all such Notes to be due and payable immediately. However, under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such Notes then outstanding. The holders of a majority in principal amount of Notes then outstanding may also waive on behalf of all holders past defaults with respect to the Notes except, unless previously cured, a default in payment of principal of or interest on any of the Notes.

Concerning the Trustee

The trustee for the Notes acts as trustee under several other indentures with GE Capital, pursuant to which a number of series of senior, unsecured notes of GE Capital are presently outstanding.

Termination, Suspension or Modification

We expect that you will be able to invest in the Notes indefinitely, but we reserve the right at any time to suspend or terminate the Notes offering entirely, or from time to time to modify the procedures for investing in or redeeming the Notes in part. We also reserve the right to modify, suspend or terminate particular investment options and redemption methods. Written notice of any material modification, suspension or termination will be provided to you at least fifteen calendar days prior to the effective date.

GE Interest Plus Committee

The GE Interest Plus Committee consists of officers of GE Capital designated by our Board of Directors. The Committee has the full power and authority to amend procedures and options for investing in and redeeming the Notes as described above under “Termination, Suspension, or Modification.” The Committee may also interpret applicable provisions, adopt rules and regulations and make certain determinations regarding the Notes. The members of the Committee are our Senior Vice President, Corporate Treasury and Global Funding Operation and two of our Vice Presidents and Assistant Treasurers. Alternate members of the Committee may also serve from time to time. Members of the Committee receive no additional compensation for Committee services.

Taxes

Payments of interest on the Notes will be taxable in the year in which such interest is accrued or received (in accordance with the holder’s method of tax accounting), regardless of whether such interest is reinvested. No part of such interest is excludible from taxable income. Backup withholding and information reporting requirements may apply to certain non-corporate U.S. holders. The interest income also may be subject to taxation by some state and local governments. Holders of Notes that are not corporations will receive a statement from the Servicing Agent each year that states the full amount reported to the Internal Revenue Service as taxable income.

The U.S. Federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

The Notes are offered in the United States only, on a continuing basis through GE Capital Markets, Inc., a wholly owned subsidiary of GE Capital, acting as agent. No commissions will be paid to such agent for any sales of the Notes. We will pay the agent’s expenses incurred in connection with the offering of the Notes. GE Capital Markets, Inc. may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification. We also may from time to time designate other agents through whom Notes may be offered.

The Notes are being offered only to persons or businesses whose registered addresses are in the United States. If at any time your registered address is outside of the United States, we may redeem all of your Notes. We reserve the right to withdraw, cancel or modify the offer to sell Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole, or in part.

NASD Regulations

GE Capital Markets, Inc. is an affiliate of GE Capital and participates as an agent in the distribution of the securities issued pursuant to this prospectus. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when a NASD member such as GE Capital Markets, Inc. distributes an affiliated company’s securities. As a result, we will conduct any offering in which GE Capital Markets, Inc. acts as agent in compliance with the applicable requirements of Rule 2720. The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

LEGAL OPINION

David P. Russell, Senior Counsel, Corporate Treasury and Assistant Secretary of GE Capital will provide an opinion for us regarding the validity of the Notes. Mr. Russell beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE Company’s common stock.

EXPERTS

The consolidated financial statements and schedule of GE Capital as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated herein by reference from GE Capital’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated by reference herein in reliance upon the report dated February 10, 2006, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

You should rely only on the information contained in this document or that we have otherwise referred you to. We have not authorized anyone else to provide you with information that is different. We are not making an offer of these Notes in any state where the offer is not permitted. The information in this document is current only as of the date of this document, regardless of the time of delivery of this document or any sale of the Notes.

For Additional Information Concerning
GE Interest Plus, write to:
GE Interest Plus for Businesses
P.O. Box 6294
Indianapolis, IN 46206-6294

For Current Rates and Other Information:
Call 1-888-674-4138 or visit us at
www.geinterestplus.com/businesses

GE Interest Plus® for Businesses

General Electric

Capital Corporation

$1,000,000,000

Variable Denomination
Floating Rate Notes

Prospectus
Supplement
November 24, 2008